Exhibit 4.1

XL CAPITAL LTD

to

THE BANK OF NEW YORK MELLON,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of August 5, 2008

SENIOR DEBT SECURITIES

Supplement to Indenture dated as of June 2, 2004

     FIFTH SUPPLEMENTAL INDENTURE, dated as of August 5, 2008 (the "Fifth Supplemental Indenture"), by and between XL CAPITAL LTD, a Cayman Islands exempted limited company (the "Company"), having its principal office at XL House, One Bermudiana Road, Hamilton HM11, Bermuda, and THE BANK OF NEW YORK MELLON, a New York banking corporation, having a Corporate Trust Office at 101 Barclay Street, Floor 8W, New York, New York 10286, as trustee (the "Trustee") under the Indenture.

     WHEREAS, the Company and the Trustee, formerly known as The Bank of New York, have as of June 2, 2004 entered into an Indenture (the "Base Indenture") providing for the issuance by the Company from time to time of its senior debt securities;

     WHEREAS, the Company and the Trustee have executed that certain First Supplemental Indenture, dated as of August 23, 2004, that certain Second Supplemental Indenture, dated as of November 12, 2004, pursuant to which the Company issued a series of its 5.25% Senior Notes due 2014 ("2014 Securities") and a series of its 6.375% Senior Notes due 2024 ("2024 Securities") under the Base Indenture and provided for certain additional provisions of such 2014 Securities and 2024 Securities, that certain Third Supplemental Indenture, dated December 9, 2005, pursuant to which the Company issued a series of its 5.25% Senior Notes due 2011 under the Base Indenture and that certain Fourth Supplemental Indenture, dated as of May 7, 2007 pursuant to which the Company issued a series of its 6.25% Senior Notes due 2027 under the Base Indenture;

     WHEREAS, pursuant to Section 9.01(11) of the Base Indenture, the Company and the Trustee may enter into supplemental indentures to establish the form or terms of securities of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture;

     WHEREAS, the Company desires to issue another series of senior debt securities under the Base Indenture, and has duly authorized the creation and issuance of such series of senior debt securities and the execution and delivery of this Fifth Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter described (the Base Indenture, as amended and supplemented by the Fifth Supplemental Indenture is hereinafter referred to as the "Indenture");

     WHEREAS, the Company and the Trustee deem it advisable to enter into this Fifth Supplemental Indenture for the purposes of establishing the terms of such senior debt securities and providing for the rights, obligations and duties of the Trustee with respect to such senior debt securities;

     WHEREAS, the execution and delivery of this Fifth Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company or a duly authorized committee thereof;

     WHEREAS, concurrent with the execution hereof, the Company has delivered an Officers' Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

     WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Fifth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

     NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the mutual premises and agreements herein contained, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes (as defined below), as follows:

ARTICLE I

DEFINITIONS

     Section 1.1 Definition of Terms.

     Unless otherwise provided herein or unless the context otherwise requires:

          (a) a term defined in the Base Indenture has the same meaning when used in this Fifth Supplemental Indenture;

          (b) a term defined anywhere in this Fifth Supplemental Indenture has the same meaning throughout;

          (c) the singular includes the plural and vice versa;

          (d) headings are for convenience of reference only and do not affect interpretation;

          (e) the following terms have the meanings given to them in the Purchase Contract Agreement (as defined below), as in effect on the date hereof: Clearing Agency, Clearing Agency Participant, Last Failed Remarketing; Normal Unit; Purchase Price; Redemption Price; Remarketing Agent; Remarketing Notice; Remarketing Fee; Remarketing Period; Separate Notes; Stock Purchase Date; Subsequent Remarketing Date; Trading Day; Underwriting Agreement; and Units; and

          (f) the following terms have the meanings given to them in this Section 1.1(f):

     "Base Rate" has the meaning set forth in Section 2.22(a)(iii) .

     "Business Day" means, with respect to any Notes, any day other than a Saturday, Sunday or other day in the City of New York, in Bermuda or in any Place of Payment on which banking institutions are authorized by law or regulations to close.

     "DTC" has the meaning set forth in Section 2.7 of the Fifth Supplemental Indenture.

     “Global Note" means a Global Security representing the Notes.

     "Issue Date" means August 5, 2008.

     "Issue Price" means 100% of the aggregate principal amount.

     "Pledge Agreement" means the Pledge Agreement, dated as of August 5, 2008, between the Company, The Bank of New York Mellon, as Purchase Contract Agent, and as attorney-in-fact for Holders of the Units, and The Bank of New York Mellon, as Collateral Agent, Custodial Agent and Securities Intermediary.

     "Purchase Contract Agent" means The Bank of New York Mellon, a New York banking corporation, as purchase contract agent under the Purchase Contract Agreement (as defined below), until a successor Purchase Contract Agent shall have become such pursuant to the applicable provisions of the Purchase Contract Agreement, and thereafter "Purchase Contract Agent" shall mean such successor.

     "Purchase Contract Agreement" means the Purchase Contract Agreement, dated as of August 5, 2008, between the Company and The Bank of New York Mellon, as Purchase Contract Agent.

     "Relevant Date" means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Trustee on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to Holders, notice to that effect shall have been duly given to the Holders of the Notes.

     "Remarketing" means any remarketing conducted pursuant to and in accordance with the Remarketing Agreement.

     "Remarketing Agreement" means the Remarketing Agreement to be entered into by and among the Company, a remarketing agent and the Purchase Contract Agent.

     "Remarketing Date" means the ninth Business Day before the Stock Purchase Date, which shall be August 2, 2011.

     "Remarketing Value" means, with respect to any Note, the principal amount of such Note.

     "Reset Date" means the date following the Remarketing Date or a Subsequent Remarketing Date, as applicable, on which the trades in a successful remarketing of the Notes pursuant to the Purchase Contract Agreement and the Remarketing Agreement settle. Notwithstanding whether a successful remarketing occurs on the Remarketing Date or on a Subsequent Remarketing Date, the settlement date for such remarketing, if successful, shall be on the Stock Purchase Date; provided that the Company with the consent of the Remarketing

Agent and the Purchase Contract Agent shall have the option to provide for a settlement date of a successful remarketing that is earlier than the Stock Purchase Date so long as the Company shall pay on the Stock Purchase Date to the Holders of the Normal Units and the Separate Notes an interest payment on the Notes for the period from and including the Payment Date immediately preceding the Stock Purchase Date to but excluding the Stock Purchase Date at the Initial Interest Rate.

     "Reset Rate" has the meaning set forth in Section 2.19 of this Fifth Supplemental Indenture.

     "Reset Spread" has the meaning set forth in Section 2.19 of this Fifth Supplemental Indenture.

ARTICLE II

CREATION OF THE NOTES

     Section 2.1 Designation of Series.

     Pursuant to the terms hereof and Sections 2.01 and 3.01 of the Base Indenture, the Company hereby creates a series of its senior debt securities designated as the 8.25% Senior Notes due 2021 (the "Notes"), which Notes shall be deemed "Securities" for all purposes under the Indenture.

     Section 2.2 Form of Notes.

     The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof.

     The Final Maturity of the Notes shall be August 15, 2021, subject to modification in the event of a successful Remarketing in accordance with Section 2.22(a)(i) hereof.

     Section 2.3 Interest and Interest Rate Reset.

          (a) Each Note will bear interest (i) from and including the Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding the earlier of their maturity date and the Reset Date, at the rate of 8.25% per annum (the "Initial Interest Rate"), and (ii) from and including the Reset Date, at the Reset Rate or the Base Rate plus the Reset Spread, as applicable, payable in immediately available funds, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts; provided that any principal and installment of interest which is overdue shall bear interest (to the extent that payment of such interest is enforceable under applicable law) at the Initial Interest Rate up to but excluding the Reset Date, if any, and thereafter at the Reset Rate or the Base Rate plus the Reset Spread, as applicable, from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. Interest on the Notes initially shall be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing November 15, 2008 and, after a successful

Remarketing, semi-annually in arrears on February 15 and August 15 of each year, accruing from the Reset Date, unless the Company elects that the notes will bear interest at a floating rate pursuant to Section 2.22(a)(iii), in which case interest will continue to be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each such date on which interest is to be paid, an "Interest Payment Date"). The Regular Record Date shall be the 15th calendar day (whether or not a Business Day) prior to the relevant Interest Payment Date.

          (b) Subject to modification in the event of a successful Remarketing in accordance Section 2.22(a)(iii) hereof, the amount of interest payable for any period on any Interest Payment Date will be computed (1) for any full quarterly or semi-annual period, as applicable, on the basis of a 360-day year consisting of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, as applicable, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

     Section 2.4 Limit on Amount of Notes.

     The Notes will be limited in aggregate principal amount to $575,000,000 and may, upon execution of this Fifth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Company Order.

     Section 2.5 Nature of Notes/Minimum Denomination.

          (a) The Notes shall constitute senior, unsecured and unsubordinated obligations of the Company and shall rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

          (b) The Notes shall be issuable only in registered form and without coupons in denominations of $2,000 and any $1,000 integral multiple thereof except that an interest in a Note held as part of a Normal Unit represents an ownership interest of 1/40th, or 2.5%, of a Note in aggregate principal amount of $1,000 and will therefore correspond to the stated amount of $25 per Normal Unit.

     Section 2.6 No Sinking Fund.

     The Notes do not have the benefit of any sinking fund obligation and, subject to Section 2.21 hereof are not redeemable at the option of the Holders.

     Section 2.7 Issuance of Notes and Payment.

          (a) The Notes, on original issuance, shall be issued in the form of (i) one or more definitive, fully registered Notes registered initially in the name of The Bank of New York Mellon, as Purchase Contract Agent and (ii) with respect to any Notes that are no longer a component of Normal Units and released from the lien of the Pledge Agreement, one fully registered Global Note registered in the name of The Depository Trust Company ("DTC"), as Depositary, or its nominee, and deposited with the Trustee, as custodian for DTC, for credit by DTC to the respective accounts of beneficial owners of the Separate Notes represented thereby (or such other accounts as they may direct).

          (b) The principal of and the interest on the Notes will be payable at the Corporate Trust Office or, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person's address as it appears on the Register or by wire transfer to the account maintained in the United States designated by written notice given ten Business Days prior to the applicable payment date by such Person.

     Section 2.8 Notes Not Convertible or Exchangeable.

     The Notes will not be convertible or exchangeable for other securities or property.

     Section 2.9 Global Note.

          (a) DTC shall serve as the initial Depositary for the Global Note.

          (b) Unless and until it is exchanged for definitive Notes in accordance with the terms of the Base Indenture, a Global Note may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

     Section 2.10 Defeasance.

     The defeasance provisions of Sections 4.03 and 4.04 of the Base Indenture shall not apply to the Notes.

     Section 2.11 Redemption.

     Pursuant to 3.01(6) and Section 11.01 of the Base Indenture, so long as any of the Notes are Outstanding, the following provisions shall be applicable to the Notes:

          (a) If certain events specified in Exhibit A attached hereto shall occur and be continuing, the Company may, at its option, redeem the Notes then Outstanding in whole (but not in part) at any time at the Redemption Price and in accordance with the terms and conditions set forth in Exhibit A.

          (b) The Notes will be redeemable at the option of the Company, in whole or in part, not earlier than August 15, 2013 at the Redemption Price and in accordance with the terms and conditions set forth in Exhibit A, subject to modification in the event of a successful Remarketing in accordance with Section 2.22(a)(ii) hereof.

          (c) Notwithstanding Section 11.04 of the Base Indenture, notice of redemption shall (i) be sufficient if instead of setting forth a specific price with respect to the Redemption Price, it sets forth the manner of calculation thereof and (ii) shall be mailed to the Holders not less than 30 nor more than 60 days prior to the redemption date.

     Section 2.12 Listing.

     In the event that the Notes become separately traded from the Normal Units to the extent that applicable exchange listing requirements are met, the Company covenants and agrees to use commercially reasonable efforts to cause such Notes to be listed on the securities exchange on which the Normal Units are then listed.

     Section 2.13 Remarketing.

     The Notes may be remarketed at a specified price on certain dates, all as specified in Exhibit A and Section 2.19 of this Fifth Supplemental Indenture, in Section 5.4(b) of the Purchase Contract Agreement and in Section 4.5(d) of the Pledge Agreement and the remarketing procedures set forth in such sections shall apply to the Notes.

     Section 2.14 Guarantees.

     The Notes will not be guaranteed by any third party.

     Section 2.15 Place of Payment.

     The Paying Agent for the Notes shall initially be the Trustee, and the Place of Payment for the Notes shall initially be the Corporate Trust Office, which as of the date hereof for such purpose is located at 101 Barclay Street, Floor 8W, New York, New York 10286. The Company may from time to time designate one or more additional offices or agencies where Notes may be presented or surrendered for payment.

     Section 2.16 Events of Default.

     The following shall constitute additional Events of Default pursuant to Section 5.01 of the Base Indenture with respect to the Notes with the same effect as if expressly set forth in such Section 5.01:

          (a) default by the Company under any instrument or instruments under which there is or may be secured or evidenced any of the Company's indebtedness (other than the Notes) having an outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 30 days;

          (b) default by the Company in the payment when due of the principal or premium, if any, of any bond, debenture, note or other evidence of the Company's indebtedness, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company for money borrowed, which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies), if such default shall continue unremedied or unwaived for more than 30 days after the expiration of any grace period or extension of the time for payment applicable thereto;

          (c) default in the payment of any Additional Amounts payable with respect to interest on any Notes, when such Additional Amounts become due and payable, and continuance of such default for a period of 30 days;

          (d) default in the payment of any Additional Amounts payable with respect to any principal of or premium, if any, on any Notes, when such Additional Amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; and

          (e) default in the payment of the Put Price on the Notes following the exercise of the Put Right by any Holder of Notes on the date that such payment is due and payable.

     In addition, with respect to the Notes, the reference to "60 days" in Section 5.01(1) of the Base Indenture shall be amended to be "30 days" with respect to the Notes.

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any Event of Default or any event which, after notice or lapse of time or both, would constitute an Event of Default.

     Section 2.17 Covenants. The Notes shall be entitled to the benefit of each of the covenants in Article Ten of the Base Indenture and the following additional covenants (which shall be deemed to be a provision of the Indenture and, when referred to as a provision of the Indenture, shall be identified by reference to the Section number that is set forth immediately preceding the covenant):

SECTION 10.09. Limitation on Liens on Stock of Designated Subsidiaries. The Company covenants that, so long as any Notes are outstanding, the Company will not, nor will the company permit any Designated Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any indebtedness evidenced by notes, debentures, bonds or similar instruments, which is secured by any mortgage, pledge, lien, security interest or other encumbrance upon any shares of Capital Stock of the Company or any Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the Notes will be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.

"Designated Subsidiary" means any present or future consolidated subsidiary of the Company that is a regulated insurance company, the assets of which constitute at least 20% of the Company's consolidated assets.

SECTION 10.10. Additional Amounts.

     All amounts payable (whether in respect of principal, interest or otherwise) in respect of the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Bermuda or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, levies, assessments or governmental charges is required by law. In that event, the Company will pay, or cause to be paid, such additional amounts as may be necessary in order that the net amounts receivable by a Holder after such withholding or deduction (including any withholding or deduction on such payment of additional amounts) shall equal the respective amounts that would have been receivable by such Holder had no such withholding or deduction been required ("Additional Amounts"), except that no such Additional Amounts shall be payable in relation to any payment in respect of any of the Notes:

     (a) to, or to a third party on behalf of, a Person who would be able to avoid such withholding or deduction by complying with such Person's statutory requirements or by making a declaration of non-residence or similar claim for exemption but, in either case, fails to do so, or is liable for such taxes, duties, levies, assessments or governmental charges in respect of such Note by reason of his having some connection with (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business or other presence in) the Cayman Islands or Bermuda, as the case may be, other than (i) the mere holding of such Note or (ii) the receipt of principal, interest, or other amount in respect of such Note;

     (b) presented for payment more than 30 days after the Relevant Date, except to the extent that the relevant Holder would have been entitled to such Additional Amounts on presenting the same for payment on or before the expiry of such period of 30 days;

     (c) on account of any inheritance, gift, estate, personal property, sales or transfer or similar taxes, duties, levies, assessments or similar governmental charges; or

     (d) on account of any taxes, duties, levies, assessments or governmental charges that are payable otherwise than by withholding from payments in respect of such Note.

     If the Company becomes subject generally at any time to any taxing jurisdiction other than or in addition to the Cayman Islands and Bermuda, references in this section to the Cayman Islands and Bermuda shall be read and construed as references to such other jurisdiction(s) and/or to the Cayman Islands and Bermuda.

     Any reference in the Indenture to principal, premium or interest in respect of the Notes, any redemption amount and any other amounts in the nature of principal, shall be deemed also to refer to any Additional Amounts that may be payable under the Indenture, and the express mention of the payment of Additional Amounts (if applicable) in any provision hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

     Except as otherwise provided in or pursuant to the Indenture, if the Notes require the payment of Additional Amounts, at least 30 days prior to each date on which any payments under or with respect to the Notes are due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter) the Company, or its designee shall furnish to the Trustee, the Registrar and the Paying Agent an Officers' Certificate stating the fact that Additional Amounts will be payable, the amounts so payable, and any other information to enable the Trustee or such Paying Agent to pay such Additional Amounts to Holders on the payment date.

     The Company will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside the Cayman Islands or Bermuda in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes, the Indenture or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

Section 2.18 Non-Applicability of Certain Sections.

Sections 11.08, 11.09 and 11.10 of the Base Indenture shall not apply to the Notes.

Section 2.19 Remarketing.

          (a) Unless a Special Event Redemption has occurred, the Company shall engage, a nationally recognized investment bank (the "Remarketing Agent") pursuant to a Remarketing Agreement to be entered into between the Company and the Remarketing Agent, but providing for remarketing procedures substantially as set forth below, to sell the Notes of Holders of Normal Units, other than Holders that have elected not to participate in the remarketing pursuant to the procedures set forth in paragraph (b) below, and Holders of Separate Notes that have elected to participate in the remarketing pursuant to the procedures set forth in Section 2.20 below and in Section 4.5(d) of the Pledge Agreement.

          (b) The Pledged Notes comprising part of Normal Units and the Separate Notes of Holders of Separate Notes that have elected to participate in the Remarketing shall be remarketed by the Remarketing Agent on the Remarketing Date, and, if necessary, on each Subsequent Remarketing Date. A Holder of Normal Units may elect not to participate in a Remarketing and retain the Notes underlying such Normal Units by notifying the Purchase Contract Agent of such election and delivering the Purchase Price to the Collateral Agent prior to 5:00 p.m., New York City time, on the thirteenth Business Day immediately preceding the Stock Purchase Date, which such amount will be paid to the Company on the Stock Purchase Date in settlement of such Holder's obligations under the Purchase Contracts. A Holder of Normal Units that has not settled the related Purchase Contract through a Cash Settlement or an Early Settlement pursuant to Sections 5.4(a) and 5.9 of the Purchase Contract Agreement or by electing not to participate in the Remarketing pursuant to this paragraph (b) and Section 5.4(b)(iv) of the Purchase Contract Agreement shall be deemed to have elected to participate in the Remarketing.

          (c) No later than 10:00 a.m. (New York City time) on the seventh Business Day preceding the Remarketing Date, the Company, or the Purchase Contract Agent, at the Company's request, shall deliver the Remarketing Notice to Holders of Normal Units and Holders of Separate Notes, of the Remarketing to take place on the Remarketing Date, and, if necessary, on each Subsequent Remarketing Date. The Remarketing Notice will include the amount of cash that must be delivered by Holders of Normal Units that elect not to participate in the remarketing and the deadline for such delivery, as well as information with respect to the exercise of the Put Right. If such Normal Units or Separate Notes are held in global form, the Company, or the Purchase Contract Agent, at the Company's request, will cause the Clearing Agency to notify the Clearing Agency Participants of the Remarketing by no later than the seventh Business Day preceding the Remarketing Date.

          (d) The Purchase Contract Agent shall notify, by 10:00 a.m., New York City time, on the eleventh Business Day immediately preceding the Stock Purchase Date, the Remarketing Agent and the Collateral Agent of the aggregate principal amount of Notes of Normal Units Holders to be remarketed. On the eleventh Business Day immediately preceding the Stock Purchase Date, no later than by 10:00 a.m. New York City time, pursuant to the terms of the Pledge Agreement, the Custodial Agent will notify the Remarketing Agent of the aggregate principal amount of Separate Notes to be remarketed. No later than 10:00 a.m., New York City time, on the tenth Business Day immediately preceding the Stock Purchase Date, the Collateral Agent and the Custodial Agent, pursuant to the terms of the Pledge Agreement, will deliver for Remarketing to the Remarketing Agent all Notes to be remarketed.

          (e) The right of each Holder of Notes to have its Notes tendered for purchase will be limited to the extent that (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) the Notes included in the Remarketing have not been called for redemption upon the occurrence of a Special Event; (iii) the Remarketing Agent is able to find a purchaser or purchasers for the remarketed Notes at a Reset Rate such that the aggregate value of such remarketed Notes is equal to 100% of the Remarketing Value and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent.

          (f) Upon receipt of the notice provided above in paragraph (d) from the Purchase Contract Agent and the Custodial Agent and such Notes from the Collateral Agent and the Custodial Agent, the Remarketing Agent will, on the Remarketing Date, and, if necessary, on each Subsequent Remarketing Date, use its reasonable best efforts to (i) establish a rate of interest (the "Reset Rate") or a spread over a floating rate of interest (the “Reset Spread”) that, in the opinion of the Remarketing Agent, will, when applied to the outstanding Notes, enable the then current aggregate market value of the Notes to have a value equal to 100% of the Remarketing Value as of the Remarketing Date or as of any Subsequent Remarketing Date, as the case may be and (ii) sell such Notes on such date at a price equal to 100% of the Remarketing Value.

          (g) If, in spite of using its reasonable best efforts, the Remarketing Agent cannot establish the Reset Rate or Reset Spread and remarket the Notes included in the remarketing at a price equal to 100% of the Remarketing Value on the Remarketing Date, the Remarketing Agent will attempt to establish the Reset Rate or Reset Spread and remarket the Notes included in the remarketing at a price equal to 100% of the Remarketing Value on each Subsequent Remarketing Date, if necessary. If, in spite of using its reasonable best efforts, the Remarketing Agent fails to remarket the Notes included in the remarketing at a price equal to 100% of the Remarketing Value on or before 4:00 p.m., New York City time, on the third Business Day immediately preceding the Stock Purchase Date, the remarketing will be deemed to have failed (the "Last Failed Remarketing").

          (h) On the Remarketing Date and any Subsequent Remarketing Date, the Remarketing Agent shall advise the Company, by telephone, of any successful or unsuccessful Remarketing as soon as practicable after such determination.

          (i) If a successful Remarketing shall have occurred, the Remarketing Agent will, on or prior to the third Business Day following the date on which the Notes were successfully remarketed, in accordance with the Purchase Contract Agreement and the Remarketing Agreement:

               (i) pay the proceeds from such successful Remarketing related to the Notes of Holders of Normal Units that were remarketed to the Collateral Agent, which, for the benefit of the Company, will thereupon apply such proceeds, in accordance with the Pledge Agreement in direct settlement of the Holders' obligations under the Purchase Contracts;

               (ii) if any Separate Notes were remarketed, remit to the Custodial Agent for payment to the Holders of such Separate Notes sold in the Remarketing the remaining proceeds from such successful Remarketing attributable to the Separate Notes; and

               (iii) if there remain any proceeds from such successful Remarketing, after the application of such proceeds as set forth in clauses (i) through (ii) of this sentence, then remit such remaining proceeds to the Purchase Contract Agent for the benefit of the Holders of the Normal Units that were remarketed, all determined on a pro rata basis.

          (j) If a successful Remarketing occurs, the Remarketing Agent shall, as soon as practicable on the Remarketing Date or on the Subsequent Remarketing Date, as the case may be, in the case of the Company, and by approximately 4:30 p.m. (New York City time) on the Trading Day following the Remarketing Date, or the Subsequent Remarketing Date, as the case may be, advise, by telephone:

               (i) the Depositary and the Company of the Reset Rate or Reset Spread (and applicable Base Rate) determined in the Remarketing and the aggregate principal amount of Notes sold in the Remarketing;

               (ii) each purchaser (or the Depository Participant thereof) of the Reset Rate or Reset Spread (and applicable Base Rate) and the aggregate principal amount of remarketed Notes such purchaser is to purchase; and

               (iii) each purchaser to give instructions to its Depository Participant to pay the purchase price on the date of settlement for such Remarketing in same day funds against delivery of the remarketed Notes purchased through the facilities of DTC.

          (k) Any distribution to Holders of excess funds and interest described in this Section 2.19 shall be payable at the office of the Purchase Contract Agent in the Borough of Manhattan, New York City, or, if the Units do not remain in book-entry only form, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person's address as it appears on the Register or by wire transfer to the account maintained in the United States designated by written notice given ten Business Days prior to the applicable payment date by such Person.

          (l) If a failed remarketing occurs, the Remarketing Agent and the Company, as applicable, shall take the following actions:

               (i) the Remarketing Agent shall notify by telephone the Company and the Depositary that a failed remarketing has occurred;

               (ii) The Company will cause a notice of failed remarketing to be published by 9:00 a.m., New York City time, on the Business Day following such failed remarketing; and

               (iii) The Company will release this information by means of Bloomberg and Reuters (or any successor or equivalent newswires) newswires.

          (m) The Remarketing Agent shall remit, within three Business Days following the Last Failed Remarketing, the Pledged Notes that were to be remarketed to the

Collateral Agent and the Separate Notes that were to be remarketed to the Custodial Agent. The Collateral Agent, for the benefit of the Company, may exercise its rights as a secured party with respect to such Notes, including those actions specified in Section 2.19(n) below; provided that, if upon the Last Failed Remarketing the Collateral Agent exercises such rights for the benefit of the Company with respect to such Notes, any accumulated and unpaid interest on such Notes will become payable by the Company to the Purchase Contract Agent for payment to the Holders of the Normal Units to which such Notes relate. Such payment will be made by the Company on or prior to 2:00 p.m., New York City time, on the Stock Purchase Date in lawful money of the United States by certified or cashier's check or wire transfer in immediately available funds payable to or upon the order of the Purchase Contract Agent.

          (n) With respect to any Notes which constitute part of Normal Units which are subject to the Last Failed Remarketing, the Collateral Agent for the benefit of the Company reserves all of its rights as a secured party with respect thereto and, subject to applicable law and Section 5.4(e) of the Purchase Contract Agreement, may, among other things permit the Company to, (A) retain and cancel such Notes or (B) cause the Notes to be sold, in either case, in full satisfaction of the Holders' obligations under the Purchase Contracts.

          (o) In the event of a Last Failed Remarketing, the interest rate payable on the Notes will not be reset.

          (p) In accordance with DTC's normal procedures, on the date of settlement of such Remarketing, the transactions described above with respect to each Note remarketed in the Remarketing shall be executed through DTC, and the accounts of the respective Depository Participants shall be debited and credited and such remarketed Notes delivered by book-entry as necessary to effect purchases and sales of such remarketed Notes. DTC shall make payment in accordance with its normal procedures.

          (q) The Remarketing Agent is not obligated to purchase any Notes that otherwise would remain unsold in the Remarketing. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of the Notes for Remarketing.

          (r) Under the Remarketing Agreement, the Company, in its capacity as issuer of the Notes, shall be liable for, and shall pay, any and all costs and expenses incurred in connection with the Remarketing, including the Remarketing Fee.

          (s) The settlement procedures set forth herein, including provisions for payment by purchasers of the remarketed Notes in the Remarketing, shall be subject to modification to the extent required by DTC or if the book-entry system is no longer available for the remarketed Notes at the time of the Remarketing, to facilitate the Remarketing of the remarketed Notes in certificated form, and shall provide for the authentication and delivery of Notes in a principal amount equal to the unremarketed portion of such Notes. In addition, the Remarketing Agent may modify the settlement procedures set forth herein in order to facilitate the settlement process.

     Section 2.20 Optional Remarketing.

          (a) On or prior to the thirteenth Business Day immediately preceding the Stock Purchase Date but no earlier than the sixteenth Business Day immediately preceding the Stock Purchase Date, Holders of Separate Notes may elect to have their Separate Notes remarketed by delivering their Separate Notes, together with a notice of such election, substantially in the form of Exhibit C to the Pledge Agreement, to the Custodial Agent. On the eleventh Business Day immediately prior to the Stock Purchase Date, by 10:00 a.m., New York City time, the Custodial Agent shall notify the Remarketing Agent of the aggregate principal amount of such Separate Notes to be remarketed. The Custodial Agent will hold such Separate Notes in an account separate from the Collateral Account. A Holder of Separate Notes electing to have its Separate Notes remarketed will also have the right to withdraw such election by written notice to the Custodial Agent, substantially in the form of Exhibit D to the Pledge Agreement, on or prior to the thirteenth Business Day immediately preceding the Stock Purchase Date, upon which notice the Custodial Agent will return such Separate Notes to such Holder.

          (b) On the tenth Business Day immediately preceding the Stock Purchase Date, the Custodial Agent at the written direction of the Remarketing Agent will deliver to the Remarketing Agent for Remarketing all Separate Notes delivered to the Custodial Agent pursuant to Section 4.5(d) of the Pledge Agreement and not withdrawn pursuant to the terms thereof prior to such date. If the Holder of the Separate Notes delivers only such notice but not the Separate Notes subject to such notice, then none of such Holder's Separate Notes shall be included in the Remarketing. Once the Holder of Separate Notes elects to participate in the Remarketing, such Separate Notes will be remarketed in the Remarketing, unless such notice is properly withdrawn. In accordance with Section 4.5(d) of the Pledge Agreement, upon the occurrence of a Last Failed Remarketing, the Remarketing Agent will promptly return such Separate Notes to the Custodial Agent for redelivery to such Holders of such Separate Notes.

     Section 2.21 Put Right.

     Any Remarking Notice delivered pursuant to Section 2.19(c) hereof shall include information relating to the Put Right provided for in this Section 2.21. In the case of the Last Failed Remarketing, the Holders of Notes that remain outstanding and that are not Pledged Notes (as defined in the Pledge Agreement) will have the right to put on August 15, 2011 (the "Put Right") their Notes to the Company for an amount equal to the principal amount of the Notes, plus accrued and unpaid interest to August 15, 2011 (the "Put Price"), by providing notice to the Company on or prior to the date set forth in the Remarketing Notice and by following the procedures for delivery of such Notes to be set forth therein. The Put Price shall be due and payable by the Company upon receipt of the Notes from the Holders that have exercised their Put Right, on August 15, 2011.

     Section 2.22 Company's Election to Change Certain Terms.

          (a) The Company may, without the consent of any Holders of Notes, in consultation with the Remarketing Agent, elect at any time pursuant to Section 2.22(b) below:

               (i) to change the maturity of principal of the Notes to a date that is earlier than August 15, 2021; provided, however, that the maturity of principal of the Notes may not be changed to a date earlier than August 15, 2013;

               (ii) to modify the Company's Optional Redemption Right, effective on or after the Reset Date, to eliminate the Optional Redemption Right in its entirety, to provide that the Optional Redemption Right will arise at a later date and/or to provide for an interest make-whole payment and/or a call premium upon exercise of the Optional Redemption Right; or

               (iii) to provide that the Notes shall bear interest at a floating rate equal to the applicable index (the "Base Rate") plus a Reset Spread to be determined in accordance with Section 2.19, in which case the Company may also elect to modify the business day and day count conventions set forth in Section 2.3(b) to conform to market practice for floating-rate notes bearing interest at a rate determined by reference to such index.

          (b) The Company shall make the elections provided for in Section 2.22(a), as applicable, by giving written notice of such elections to the Trustee. Any election under Section 2.22(a) shall be effective on the Reset Date.

ARTICLE III

APPOINTMENT OF THE TRUSTEE FOR THE NOTES

     Section 3.1 Appointment of Trustee.

     Pursuant and subject to the Indenture, the Company and the Trustee hereby appoints the Trustee as trustee to act on behalf of the Holders of the Notes, and as the principal Paying Agent and Security Registrar for the Notes, effective upon execution and delivery of this Fifth Supplemental Indenture. By execution, acknowledgment and delivery of this Fifth Supplemental Indenture, the Trustee hereby accepts appointment as trustee, Paying Agent and Security Registrar with respect to the Notes, and agrees to perform such trusts upon the terms and conditions set forth in the Indenture and in this Fifth Supplemental Indenture.

     Section 3.2 Rights, Powers, Duties and Obligations of the Trustee.

     Any rights, powers, duties and obligations by any provisions of the Indenture conferred or imposed upon the Trustee shall, insofar as permitted by law, be conferred or imposed upon and exercised or performed by the Trustee with respect to the Notes.

ARTICLE IV

MISCELLANEOUS

     Section 4.1 Application of Fifth Supplemental Indenture.

     Each and every term and condition contained in this Fifth Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes created hereby and not to any future series of Securities issued under the Base Indenture.

     Section 4.2 Benefits of Fifth Supplemental Indenture.

     Nothing contained in this Fifth Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Base Indenture or this Fifth Supplemental Indenture.

     Section 4.3 Amendment of Fifth Supplemental Indenture.

     The Company and the Trustee, at any time and from time to time, may amend, modify or supplement this Fifth Supplemental Indenture in accordance with the provisions of Article Nine of the Base Indenture.

     Section 4.4 Effective Date.

     This Fifth Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

     Section 4.5 Governing Law; Submission to Jurisdiction; Judgment Currency.

     THIS FIFTH SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     The Company and the Trustee hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the Borough of Manhattan in New York City for the purposes of all legal proceedings arising out of or relating to the Indenture. The Company and the Trustee irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company hereby designates and appoints CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to the Indenture which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent, and written notice of said service to the Company by the Person serving the same, shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and further designates its domicile, the domicile of CT Corporation System specified above and any domicile CT Corporation System may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CT Corporation System (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, the Company will promptly appoint a successor agent for this purpose reasonably acceptable to the

Trustee. The Company agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.

     The Company agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in The City of New York the requisite amount of the Required Currency with the Judgment Currency on the New York Banking Day preceding the day on which a final unappealable judgment is given and (b) its obligations under the Indenture to make payments in the Required Currency (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with clause (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under the Indenture. For purpose of the foregoing, "New York Banking Day" means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed.

     Section 4.6 Tax Treatment.

     The Company agrees, and by acceptance of a beneficial ownership interest in the Notes, each beneficial Holder of Notes will be deemed to have agreed (1) to treat the acquisition of a Normal Unit as the acquisition of the Note and the Purchase Contract constituting the Normal Unit and to allocate the purchase price of the Normal Unit between the Note and the Purchase Contract as $25 and $0, respectively and (2) to treat the Notes as indebtedness for United States federal income tax purposes.

     Section 4.7 Counterparts.

     This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 4.8 Ratification of Base Indenture.

     The Base Indenture, as supplemented by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

     Section 4.9 Validity and Sufficiency.

     The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as a deed by their respective officers hereunto duly authorized, all as of the day and year first above written.

XL CAPITAL LTD, as Issuer

By:	/s/ Robert Kuzloski
	Name:	Robert Kuzloski
	Title:	Senior Vice President, Assistant
General Counsel, Corporate and Securities

THE BANK OF NEW YORK MELLON, as
Trustee

By:	/s/ Franca M. Ferrara
	Name:	Franca M. Ferrara
	Title:	Assistant Vice President

EXHIBIT A TO FIFTH SUPPLEMENTAL INDENTURE

FORM OF NOTE

     [If the Note is a Global Note, insert - THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES, INCLUDING THE PAYMENT OF PRINCIPAL AND INTEREST.

     UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.]

     [If the Depository is The Depository Trust Company, insert - UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL) INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No. CUSIP No. 98372PAL2 $______________

XL CAPITAL LTD
8.25% SENIOR NOTE DUE 2021

     XL CAPITAL LTD, an exempted limited company duly organized and existing under the laws of the Cayman Islands (the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to , the principal sum of _______ United States dollars (U.S.$_______) [If the Note is a Global Note, insert - , as such amount may be increased or decreased as set forth on the Schedule of Increases or Decreases in Global Note annexed hereto,] on August 15, 2021 (such date, as it may be modified in the event of a successful Remarketing in accordance with Section 2.22(a)(i) of the Fifth Supplemental Indenture, is hereinafter referred to as the "Stated Maturity"), and to pay interest thereon, from August 5, 2008, or from the most recent Interest Payment Date (as defined below) for which interest has been paid or duly provided for, initially at the rate of 8.25% per annum (the "Initial Interest Rate") up to, but excluding, the Reset Date; provided that in the event a Failed Remarketing occurs, this Note shall continue to bear interest at the Initial Interest Rate until the principal of the Notes is paid or made available for payment.

     In the event the Notes are successfully remarketed pursuant to the Indenture, the Purchase Contract Agreement and the Remarketing Agreement, this Note shall bear interest at the Reset Rate or the Base Rate plus the Reset Spread, as applicable, from and including the Reset Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding the date on which principal hereof is paid or made available for payment; provided that any principal and installment of interest which is overdue shall bear interest (to the extent that payment of such interest is enforceable under applicable law) at the Initial Interest Rate up to but excluding the Reset Date, if any, and thereafter at the Reset Rate or the Base Rate plus the Reset Spread, as applicable, from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. Interest on this Note initially shall be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing November 15, 2008 and, after a successful Remarketing, semi-annually in arrears on February 15 and August 15 of each year, accruing from the Reset Date, unless the Company elects that the notes will bear interest at a floating rate pursuant to Section 2.22(a)(iii) of the Fifth Supplemental Indenture, in which case interest will continue to be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each such date on which interest is to be paid, an "Interest Payment Date." The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be, the 15th calendar day (whether or not a Business Day) prior to the relevant Interest Payment Date.

     Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date and shall otherwise be payable, all as more fully provided in the Indenture.

     The principal of and the interest on the Notes will be payable at the Corporate Trust Office or, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person's address as it appears on the Register or by wire transfer to the account maintained in the United States designated by written notice given ten Business Days prior to the applicable payment date by such Person.

     Subject to modification in the event of a successful Remarketing in accordance with Section 2.22(a)(iii) of the Fifth Supplemental Indenture, the amount of interest payable for any period on any Interest Payment Date shall be computed (1) for any full quarterly or semi-annual period, as applicable, on the basis of a 360-day year consisting of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, as applicable, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if fully set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by the manual signature of one of its respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

     IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered as a deed.

Dated:

XL CAPITAL LTD

By:
Name:
Title:

Attest:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as
Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE]

     This Note is one of a duly authorized issue of securities of the Company designated as its "8.25% Senior Notes due 2021" (herein sometimes referred to as the "Notes"), limited in aggregate principal amount to $575,000,000, issued and to be issued under and pursuant to an Indenture, dated as of June 2, 2004 (the "Base Indenture"), duly executed and delivered between the Company and The Bank of New York Mellon, as successor Trustee (the "Trustee") to The Bank of New York, and a Fifth Supplemental Indenture, dated as of August 5, 2008 (the "Fifth Supplemental Indenture"), between the Company and the Trustee (such Base Indenture as amended and supplemented by the Fifth Supplemental Indenture, the "Indenture"), to which Indenture and all subsequent indentures supplemental thereto relating to the Notes reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

     The Notes are issuable only in registered form without coupons, in denominations of $2,000 and any $1,000 integral multiple thereof except that an interest in a Note held as part of a Normal Unit represents an ownership interest of 1/40th, or 2.5%, of a Note in aggregate principal amount of $1,000 and will therefore correspond to the stated amount of $25 per Normal Unit. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series so issued are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

     The Notes were initially issued as components of the Company's 10.75% Equity Security Units that are in the form of Normal Units, each such Normal Unit initially consisting of (a) a stock purchase contract (each, a "Purchase Contract") under which (i) the Holder will agree to purchase from the Company on August 15, 2011, a specified number of newly issued Class A Ordinary Shares, par value $0.01 per share, of the Company and (ii) the Company will pay to the Holder quarterly contract adjustment payments and (b) a 1/40, or 2.5%, ownership interest in a Note of $1,000 principal amount. In accordance with the terms of the Purchase Contract Agreement, on their initial issuance, the Notes were pledged by the Purchase Contract Agent, on behalf of the Holders of the Normal Units, to The Bank of New York Mellon, as collateral agent, custodial agent and securities intermediary (the "Collateral Agent"), pursuant to the Pledge Agreement, dated as of August 5, 2008 (the "Pledge Agreement"), among the Company, the Purchase Contract Agent and the Collateral Agent, to secure such Holders' obligations to purchase Class A Ordinary Shares of the Company under the Purchase Contracts.

     The Notes that are a component of Normal Units or that so elect under Section 2.20 of the Fifth Supplemental Indenture will be subject to Remarketing and, in the case of the Last Failed Remarketing, the Collateral Agent for the benefit of the Company reserves all of its rights as a secured party of the Pledged Notes with respect thereto and, subject to applicable law and Section 5.4 of the Purchase Contract Agreement, may, among other things, permit the Company to cause the Notes to be sold or to retain and cancel such Notes, in either case, in full satisfaction of the Holders' obligations under the Purchase Contracts. Pursuant to the Remarketing Agreement, the Remarketing Agent shall use its reasonable best efforts to remarket the Notes that are included in Normal Units and the Separate Notes included pursuant to Section 2.20 of the Fifth Supplemental Indenture at a specified price on certain dates, all as specified in

Section 2.19 of the Fifth Supplemental Indenture and in Section 5.4(b) of the Purchase Contract Agreement.

     If a Special Event (as herein defined) shall occur and be continuing, the Company may, at its option, redeem the Notes then Outstanding in whole (but not in part) at any time ("Special Event Redemption") at the Redemption Price (as herein defined), payable on the date of redemption (the "Special Event Redemption Date"); provided, however, that the Company may not exercise its Special Event Redemption Right if the interest rate on the Notes has been reset to a floating rate pursuant to Section 2.22(a)(iii) of the Fifth Supplemental Indenture. If such Special Event Redemption occurs prior to the earlier of a successful remarketing pursuant to Section 5.4 of the Purchase Contract Agreement and August 15, 2011, the Redemption Price payable with respect to the Notes pledged to the Collateral Agent under the Pledge Agreement will be paid to the Collateral Agent on the Special Event Redemption Date on or prior to 12:00 p.m., New York City time, by wire transfer in immediately available funds at such place and to such account as may be designated by the Collateral Agent in exchange for the Notes pledged to the Collateral Agent. In such event, the Collateral Agent shall apply such Redemption Price pursuant to the terms of the Purchase Contract Agreement and the Pledge Agreement.

     The Company may redeem the Notes (an “Optional Redemption”) at its option (the "Optional Redemption Right"), in whole or in part, on a date not earlier than August 15, 2013, at a price per Note equal to the Redemption Price, payable on the date of redemption (the "Optional Redemption Date"), subject to the Company's right pursuant to Section 2.22(a)(ii) of the Fifth Supplemental Indenture, in connection with a successful Remarketing, without the consent of any Holders, to modify the Optional Redemption Right, effective on or after the Reset Date, to eliminate the Optional Redemption Right in its entirety, to provide that the Optional Redemption Right will arise at a later date and/or to provide for an interest make-whole payment and/or a call premium upon exercise of the Optional Redemption Right.

     The Company may not exercise its Optional Redemption Right if the Notes have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all interest periods terminating on or prior to the redemption date.

     On or prior to the Optional Redemption Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Optional Redemption Date, the aggregate Redemption Price for the Notes being redeemed. If the Company (1) gives an irrevocable notice of redemption with respect to the Notes in connection with an Optional Redemption and (2) has paid to the Trustee a sufficient amount of cash in connection with the related redemption or Maturity Date of the Notes, then, on the Optional Redemption Date, the Trustee will irrevocably deposit with the Depositary funds sufficient to pay the Redemption Price for the Notes being redeemed (the “Redemption Amount”). The Company will also give the Depositary irrevocable instructions and authority to pay the Redemption Price in immediately available funds to the holders of beneficial interests in the Global Notes. If any Redemption Date is not a Business Day, then the Redemption Amount will be payable on the next Business Day (and without any interest or other payment in respect of any such delay). However, if payment on the next Business Day causes payment of the Redemption Amount to be in the next calendar year, then payment will be on the immediately preceding Business Day, in each case with the same force and effect as if made on that payment date.

     Notice of any redemption (which notice will be irrevocable) will be mailed at least 30 days but not more than 60 days before the date of redemption (the " Redemption Date") to each registered Holder of Notes to be redeemed at its registered address as more fully provided in the Indenture. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest shall cease to accrue on such Notes.

     Interest to be paid on or before the Redemption Date for any Notes called for redemption shall be payable to the holders on the Record Dates for the related Interest Payment Dates. If any Notes called for redemption are not so paid upon surrender thereof for redemption, the Redemption Price will, until paid, bear interest from the Redemption Date at the Initial Interest Rate, the Reset Rate or the Base Rate plus the Reset Spread, as the case may be. If less than all of the Notes are redeemed in connection with an Optional Redemption, such Notes shall be redeemed pro rata in accordance with the Depositary’s internal procedures.

     Notwithstanding the foregoing, in case of a Special Event Redemption for a Tax Event, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the payor would be obligated to make such payment or withholding if a payment in respect of Notes by it were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Company will deliver to the Paying Agent (a) an Officers' Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that any factual conditions precedent to the Company's right so to redeem have been satisfied and (b) a legal opinion of an outside nationally recognized tax counsel to the effect that the circumstances referred to below in "Tax Event" exist.

     "Quotation Agent" means Goldman, Sachs & Co. or any of its successors or any other primary U.S. government securities dealer in New York City selected from time to time by the Company.

     "Redemption Accounting Event" means the receipt, at any time prior to the earlier of the date of any successful remarketing of the Notes pursuant to the Purchase Contract Agreement and the Remarketing Agreement and the Stock Purchase Date, by the audit committee of the Board of Directors of the Company or a written report in accordance with Statement on Auditing Standards ("SAS") No. 97, "Amendment to Statement on Auditing Standards No. 50, Reports on the Application of Accounting Principles" from the Company's independent auditors, provided at the request of management of the Company, to the effect that, as a result of any change in accounting rules applicable to the Company or interpretations thereof after July 29, 2008, the Company must either (i) account for the Purchase Contracts as derivatives under Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivatives and Hedging Activities" (or any successor accounting standard) or (ii) account for the Units using the if-converted method under FAS No. 128, "Earnings Per Share" (or any successor accounting standard), and that such accounting treatment will cease to apply upon redemption of the Notes.

     "Redemption Price" means, for each Note, whether or not included in a Normal Unit, (i) in the case of a Special Event Redemption the greater of (a) the principal amount of the Note and (b) the product of (x) the principal amount of such Note and (y) a fraction whose numerator is the Treasury Portfolio Purchase Price (as herein defined) and whose denominator is the applicable Special Event Redemption Principal Amount (as herein defined) and (ii) in the case of an Optional Redemption, the principal amount, plus accrued and unpaid interest, if any, to, but excluding the Optional Redemption Date.

     "Special Event" means either a Redemption Accounting Event or a Tax Event.

     "Tax Event" means a determination by the Company that, as a result of (1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of the Cayman Islands, Bermuda or any other jurisdiction in which the Company generally becomes subject to taxation; or (2) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing clauses (1) and (2), a "Change in Tax Law"), the Company is, or on the next Interest Payment Date would be, required to pay more than de minimis Additional Amounts (as defined in Section 10.10 of the Indenture) and such obligations cannot be avoided by taking commercially reasonable measures available to the Company. The Change in Tax Law must become effective on or after July 29, 2008. In the case of a successor entity, the Change in Tax Law must become effective after the date that such successor entity first becomes an obligor on the Notes (unless the Change in Tax Law had already occurred prior to such date, but on or after July 29, 2008, with respect to the original entity).

     "Special Event Redemption Principal Amount" means (i) in the case of a Special Event Redemption Date occurring prior to a successful remarketing of the Notes pursuant to the Purchase Contract Agreement, the aggregate principal amount of Notes included in Normal Units on such date, and (ii) in the case of a Special Event Redemption Date occurring after a successful remarketing of the Notes pursuant to the Purchase Contract Agreement or the Stock Purchase Date, the aggregate principal amount of the Notes.

     "Treasury Portfolio" means: (i) if a Special Event Redemption occurs prior to a successful remarketing of the Notes pursuant to the provisions of the Purchase Contract Agreement, a portfolio (A) of zero coupon U.S. Treasury securities consisting of interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2011 in an aggregate amount equal to the applicable Special Event Redemption Principal Amount and (B) with respect to each scheduled Interest Payment Date on the Notes that occurs after the Special Event Redemption Date and on or before August 15, 2011, interest or principal strips of U.S. Treasury securities that mature on or prior to such Interest Payment Date in an aggregate amount equal to the aggregate interest payment that would be due on the applicable Special Event Redemption Principal Amount on such date if the interest rate of the Notes were not reset on the Reset Date, and (ii) solely for purposes of determining the Treasury Portfolio Purchase Price in the case of a Special Event Redemption Date occurring after a successful remarketing of the Notes pursuant to the Purchase Contract Agreement or August 15, 2011, a portfolio (A) of zero coupon U.S. Treasury securities consisting of interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2021 in an aggregate amount equal to the applicable Special Event Redemption Principal Amount and (B) with respect to each scheduled Interest Payment Date on the Notes that occurs after the Special Event Redemption Date and on or before August 15, 2021, interest or principal strips of U.S. Treasury securities that mature on or prior to such Interest Payment Date in an aggregate amount equal to the aggregate interest payment that would be due on the applicable Special Event Redemption Principal Amount of the Notes Outstanding on the Special Event Redemption Date.

     "Treasury Portfolio Purchase Price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the Quotation Agent on the third Business Day immediately preceding the Special Event Redemption Date for the purchase of the Treasury Portfolio for settlement on the Special Event Redemption Date.

     The Notes shall constitute the senior, unsecured and unsubordinated obligations of the Company and shall rank equally in right of payment with all existing and future senior, unsecured and unsubordinated obligations of the Company.

     In the event of the Last Failed Remarketing, any Holder of Notes that remain outstanding on August 15, 2011 and that are not subject to the pledge of the Pledge Agreement, shall have the benefit of the Put Right set forth in Section 2.21 of the Fifth Supplemental Indenture.

     No sinking fund is provided for the Notes.

     In the event of a redemption of the Notes, neither the Company nor the Trustee will be required (a) to register the transfer or exchange of Notes for a period of 15 days immediately preceding the selection of Notes for redemption or (b) to register the transfer or exchange of any Note, or portion thereof, called for redemption.

     In the case of an Event of Default described in Section 5.01(5) or 5.01(6) of the Indenture, all unpaid principal of and accrued interest and Additional Amounts on the Notes then Outstanding shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of any Notes. In the case all other Events of Default, if such Event of Default shall occur and be continuing, the principal of all of the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding and affected thereby. The Indenture also contains, with certain exceptions as therein provided, provisions permitting Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any

Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

     As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default, (ii) the Holders of not less than 25% in principal amount of the Notes that are Outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, (iii) the Trustee shall not have received from the Holders of a majority in principal amount of the Notes that are Outstanding a direction inconsistent with such request, and (iv) the Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by any Holder of this Note for the enforcement of any payment of principal hereof, or any premium of interest hereon on or after the respective due dates expressed herein.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York (which shall initially be an office or agency of the Trustee), or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.

     Prior to due presentation of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered, as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     No recourse for the payment of the principal (and premium, if any) or interest on this Note and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the

Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of consideration for the issue hereof, expressly waived and released.

     The Company agrees, and by acceptance of a beneficial ownership interest in the Notes, each beneficial Holder of Notes will be deemed to have agreed (1) to treat the acquisition of a Normal Unit as the acquisition of the Note and the Purchase Contract constituting the Normal Unit and to allocate the purchase price of the Normal Unit between the Note and the Purchase Contract as $25 and $0, respectively and (2) to treat the Notes as indebtedness for United States federal income tax purposes.

     [If Note is a Global Note, insert - This Note is a Global Note and is subject to the provisions of the Indenture relating to Global Notes, including the limitations in Section 2.03 of the Base Indenture on transfers and exchanges of Global Notes.]

     THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM--as tenants in common	UNIF GIFT MIN ACT- ______ Custodian _______
(Cust) (Minor)
TEN ENT--as tenants by the entireties

JT TEN--as joint tenants with rights of	under Uniform Gifts to
survivorship and not as tenants in common	Minors Act ________________
(State)

Additional abbreviations may also be used though not on the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee's social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoint agent to transfer this Note on the Security Register. The agent may substitute another to act for him or her.

Dated:

Signed:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Amount of	Amount of	Stated Amount of
Decrease in Stated	Increase in Stated	the Global Note	Signature of
Amount of the	Amount of the	Following Such	Authorized
Global Note	Global Note	Decrease/Increase	Officer of Trustee	Date